EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Ampio Pharmaceuticals, Inc.’s Registration Statements on Form S-8 (File Nos. 333-186077, 333-181626, 333-175161, and 333-194428) and Form S-3 (File No. 333-217094) of our report dated March 6, 2018, relating to the financial statements, which includes an explanatory paragraph regarding the substantial doubt about Ampio Pharmaceuticals, Inc.’s ability to continue as a going concern, which appears in this Annual Report on Form 10-K.

/s/ EKS&H LLLP

March 6, 2018
Denver, Colorado